UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2009

B2Digital, Incorporated
(Exact name of registrant as specified in its charter)

Delaware	0-11882	84-0916299
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1030 S. Mesa Drive, Mesa, Arizona	85210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 813-8371

4425 Ventura Cyn Ave., Ste 105, Sherman Oaks, CA 91423
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Letter of Intent with Mob Candy Corp.

On July 16, 2009, B-2 Digital Corporation, entered into a Letter of Intent (LOI) to set forth certain understandings and certain binding agreements between Mob Candy Corp. (“MCI”) a company incorporated under the laws of the state of New York with offices located at 7 Nova Ct. Brooklyn New York 11229 and B-2 Digital, Corporation (“BTDG”). B-2 Digital Corporation will work with Mob Candy Corp. to set a value on assets and to negotiate a definitive agreement. Once a value for the assets has been reached payment will be made in the form of restricted common stock of B2 Digital, shares to fall, under Rule 144. BTDG will assume no debt or liabilities. New leases for real property will be negotiated and assumed by BTDG. Under this BTDG will purchase Mob Candy Corp. (MCI) that will continue to operate as a wholly owned subsidiary of BTDG. The current management of MCI will remain and operate the entity as it has in the past. BTDG will appoint Frank DiMatteo, current President of MCI, to the Board of Directors of BTDG. The LOI is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Other than with respect to the transaction, there is no material relationship between Mob Candy Corporation and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer.

The closing of the acquisition occurred simultaneously with the execution of the Agreement. The Company issued a press release announcing the acquisition of the assets of Mob Candy Corporation on August 26,2009, a copy of which is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Entry into a Letter of Intent with Mob Candy Corporation

99.1	Press Release

99.2	Financials

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B2Digital, Incorporated

Date: 9/3/09	By:	/s/ Paul D. H. LaBarre
Paul D. H. LaBarre
CEO